Exhibit 10.9
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on September 19, 2006 (“Effective Date”) by and between YP Corp., a Nevada corporation (the “Company”) and Daniel L. Coury, Sr. (“Executive”).

Background

The Company has engaged Executive, since January 2006, in the dual capacity of Interim Chairman of the Board, Chief Executive Officer and President.

The Company and Executive now desire to extinguish their dual capacity interim arrangement, naming an independent director as Chairman of the board and making Executive official Chief Executive Officer and President.

In consideration of the mutual promises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1.      Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of the Agreement, as an employee of the Company in the position of Chief Executive Officer and President. Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his position and will render such services on the terms set forth herein and will report to the Company’s Board of Directors (the “Board”). In addition, Executive will have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board, to the extent consistent with his position and status as set forth above. Executive agrees to devote his full business time, attention and energies to the extent reasonably necessary to perform the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. Notwithstanding the foregoing, Company acknowledges and agrees that during the Term, Executive shall have the right to have a “financial interest” in or serve as a consultant, officer or director of any non-competing business; provided that Executive agrees that engaging in such outside activities shall not interfere with the performance of Executive’s duties hereunder. Executive acknowledges that any such outside activities that involve an entity other than the Company or its subsidiaries will involve an entity independent of the Company and any actions or decisions Executive takes or makes on behalf of such entity will not be imputed to the Company or its subsidiaries.

2.      Term. This Agreement is for the three-year period (the “Term”) commencing on the Effective Date hereof and terminating on the third anniversary thereof, or upon the date of termination of employment pursuant to Section 8 of this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter the Term will automatically be extended for additional one year periods, unless either party hereto will have notified the other party hereto in writing within 90 days of such applicable anniversary that such extension will not take effect, in which event the Term shall end on the last day of the then current period.

3.      Place of Performance. Executive may perform his duties and conduct his business on behalf of the Company at either the Company’s offices in Mesa, Arizona or Las Vegas, Nevada or at remote locations of his choosing by telecommuting; provided that such practice shall not substantially interfere with the performance of Executive’s duties hereunder.

Exhibit 10.9

4.      Compensation.

(a)   Salary. Executive’s salary during the first year of this Agreement will remain at the annual rate of $420,000 (the “Annual Salary”), payable in accordance with the Company’s regular payroll practices. For the Company’s fiscal year ending September 30, 2008 and fiscal year ending September 30, 2009, Executive’s Annual Salary shall be increased by 10% of the preceding year’s Annual Salary.

(b)    Performance Bonuses. Executive will receive an annual bonus of $150,000 in the event the Company reaches annual performance measures established by the Compensation Committee of the Company’s Board of Directors. To the extent such test is met, the bonus will be paid to Executive no later than 10 days after the filing of the Company’s annual Report on Form 10-K with the Securities and Exchange Commission. All bonuses payable under this Section 4(b) will be subject to all applicable withholdings, including taxes. In the event Executive’s employment ends for any reason other than for Cause or a voluntary termination without Good Reason, Executive shall be eligible to receive the bonus described hereunder for the year in which his employment ends, payable at such time as the bonus would otherwise be payable.

(c)   Exchange Bonus. Upon the Company’s common stock becoming listed on a national exchange, Executive will receive a one-time bonus of $150,000 within 30 days after the listing takes effect. In the event Executive’s employment ends for any reason other than for Cause or a voluntary termination without Good Reason, Executive shall be eligible to receive the bonus described hereunder if the listing occurs during the six-month period after his employment ends, payable at such time as the bonus would otherwise be payable.

(d)    Discretionary Bonus. During each year of the Term, the Compensation Committee of the Board will review Executive’s performance and may, in its sole discretion, cause to be paid to Executive a discretionary bonus in addition to the Annual Salary and other bonuses, subject to all applicable withholdings, including taxes.

(e)    Restricted Stock. The Company will grant to Executive upon execution of this Agreement 1,000,000 shares of restricted common stock of the Company (“Restricted Stock”) pursuant to the Company’s 2003 Stock Plan and the Company’s standard form of Restricted Stock Agreement (“Restricted Stock Agreement”). All shares of the Restricted Stock will immediately vest and no longer be subject to forfeiture upon the earlier to occur of (i) three years from the date of the Restricted Stock Agreement and (ii) a “Change of Control,” as defined in the Company’s 2003 Stock Plan. Additionally, upon termination of this Agreement and Executive’s employment pursuant to Sections 8(a)(v) or (vi) below, any and all shares of restricted stock granted to Executive prior to the date of this Agreement and any shares of Restricted Stock granted pursuant to the Restricted Stock Agreement, in each case that are unvested at the time and for which the risk of forfeiture has lapsed pursuant to either of clauses 4(f)(i) through (iii) as a result of the Company achieving annual net income levels established by the Compensation Committee of the Company’s Board of Directors, will immediately vest and no longer be subject to forfeiture under the 2003 Stock Plan, the Restricted Stock Agreement or any agreement pursuant to which such shares are granted. Notwithstanding the foregoing, any shares of the Restricted Stock owned by Executive, which remain unvested under the terms of the Company’s 2003 Stock Plan, will be subject to forfeiture back to the Company in accordance with the following:

Exhibit 10.9

(i)    333,334 shares of the Restricted Stock shall be immediately returned to the Company and will no longer be eligible for vesting in the event the Company fails to achieve the annual net income measures for the Company’s fiscal year ended September 30, 2006 established by the Compensation Committee of the Company’s Board of Directors.

(ii)    333,333 shares of the Restricted Stock shall be immediately returned to the Company and will no longer be eligible for vesting in the event the Company fails to achieve the annual net income measures for the Company’s fiscal year ended September 30, 2007 established by the Compensation Committee of the Company’s Board of Directors.

(iii)    333,333 shares of the Restricted Stock shall be immediately returned to the Company and will no longer be eligible for vesting in the event the Company fails to achieve the annual net income measures for the Company’s fiscal year ended September 30, 2008 established by the Compensation Committee of the Company’s Board of Directors.

By way of example, in the event that the Company achieves the requisite annual net income measure for the fiscal year ended September 30, 2006 and also achieves the requisite annual net income measure for the fiscal year ended September 30, 2007 but fails to achieve the requisite annual net income measure for the fiscal year ended September 30, 2008, Executive would only be required to forfeit and return to the Company 333,333 shares of the Restricted Stock in accordance with subsection 4(f)(iii) above. If the Company achieved the annual net income measure set forth in subsection 4(f)(i) above, but fails to achieve the annual net income measure set forth in subsection 4(f)(ii) above, Executive would have been required to return 333,333 shares of the Restricted Stock to the Company pursuant to subsection 4(f)(ii) but would be permitted to retain the shares identified in subsection 4(f)(i). Any such retained shares would continue to be subject to risk of forfeiture pursuant to the applicable vesting schedule.

(f)     Automobile. Executive will be provided with an automobile for Executive’s use and Company shall pay all reasonable related costs and expenses, including, but not limited to, fuel, oil, maintenance, repairs, garage and insurance.

5.      Business Expenses. During the Term, the Company will reimburse Executive for all reasonable business expenses incurred by him in connection with his employment and the performance of his duties, upon submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures for executives of Executive’s position and status. If Executive decides to travel on Company business using Executive’s plane or by chartering a plane, he shall be reimbursed at reasonable commercial rates customary for an executive of his position.

6.      Vacation, Holidays and Sick Leave. During the Term, Executive will be entitled to paid vacation paid holidays and paid sick leave in accordance with the Company’s standard policies for its officers, as may be amended from time to time.

7.      Benefits. During the Term, Executive will be eligible to participate fully in all health, disability and dental benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to senior officers of the Company generally, as the same may be amended from time to time by the Board. Company shall reimburse Executive for any reasonable and medically necessary medical and dental costs and expenses incurred by Executive and/or his family to the extent that such costs and expenses are not covered by Company's insurance policies and in an amount not in excess of $10,000 per benefit year.

Exhibit 10.9

8.	Termination of Employment.

(a)    Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)     the date of Executive’s death;

(ii)    the date on which Executive has experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii)   the date on which Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives notice of termination for Cause;

(iv)   expiration of the Term upon delivery of proper and timely notice;

(v)    the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above; or

(vi)   the date on which Executive gives the Company notice of termination for Good Reason (as defined below).

(b)    For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 180 consecutive days during the Term. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)    For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)     Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)    Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)           Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time; provided, however, that with respect to (i) or (iii) above, such termination for Cause will only be effective if the conduct constituting Cause is not cured by Executive within 30 days of receipt by Executive of written notice specifying in reasonable detail the nature of the alleged breach. For purposes of this subparagraph (c), no act or omission by Executive shall be considered “willful” unless done, or not done, by Executive in bad faith or without reasonable belief that such act or omission was in the best interests of Company, and any act or omission by Executive based upon or consistent with authority given to Executive under this Agreement or by the Board or upon advice of the Company’s counsel, shall be conclusively presumed to be done in good faith and in the best interests of Company. There shall be a presumption that Executive has not violated Sections 8(c)(i) or (iii) above until there is a finding by the fact finder (i.e., judge, jury, or arbitrator) of wrongdoing sufficient to justify termination for Cause under these sections. Until such a finding is made, Executive shall receive all the payments and benefits that he would otherwise receive if his employment was terminated pursuant to Sections 8(a)(v) or (vi) above.

(d)       For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following events, as reasonably determined by Executive:

(i)             a substantial reduction in Executive’s responsibilities and duties by the Board or change in job title, but excluding for reasons of Cause;

(ii)            the removal of Executive from the Board of Directors, but excluding reasons for Cause;

(iii)           the failure of the Company to pay Executive on a timely basis his total Annual Salary and/or bonuses, fees or payments earned;

(iv)          the Company’s breach of any material term of this Agreement; provided that in all cases Executive will have provided the Company with notice and not less than a 15 calendar day opportunity to cure the conduct that Executive claims constitutes Good Reason; and/or

(v)           a Change of Control shall have occurred. For purposes of this Agreement, “Change of Control” shall have the meaning ascribed to it in the Company’s 2003 Stock Plan.

9.             Compensation in Event of Termination. Upon termination of this Agreement and Executive’s employment, the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a)    In the event Executive’s employment is terminated pursuant to Sections 8(a)(ii), (iii) or (iv) on or before the expiration of the Term, Executive will be entitled to payment of any earned but unpaid Annual Salary for the year in which the Executive’s employment is terminated through the date of termination, as well as any accrued but unused vacation, reimbursement of expenses and vested benefits to which Executive is entitled in accordance with the terms of each applicable Employee Benefits plan. Any bonuses, fees or payments due to Executive under Sections 4(b)-(e) above shall be paid to Executive as set forth therein.

(b)    In the event Executive’s employment is terminated pursuant to Section 8(a)(i), Executive’s estate, conservator or designated beneficiary, as the case may be, will be entitled to receive, in addition to Executive’s accrued salary and benefits through the date of death, a lump sum payment equivalent to six months’ of Executive’s Annual Salary in effect at the time of death;

(c)    In the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) on or before the expiration of the Term, and provided that Executive executes a valid release of any and all claims that Executive may have relating to his employment against the Company and its agents, including but not limited to its officers, directors and employees, in a form provided by the Company, Executive will be entitled to receive, as his sole and exclusive remedy, on the date of termination, in addition to his accrued salary and benefits through the date of termination, a lump sum amount equal to 12 months of payments that Executive would receive under the Agreement if his employment with the Company had not been terminated, including, but not limited to, the Annual Salary in effect at the time of termination, vacation, benefits and reimbursement of expenses. Any bonuses, fees or payments due to Executive under Sections 4(b)-(e) above shall be paid to Executive as set forth therein. Executive shall have no duty to mitigate in order to receive the benefits set forth herein and the benefits shall not be reduced or offset by other income, payments or profits received by Executive from any source. Notwithstanding the foregoing, if (i) Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended), and (ii) the definition of Good Reason above does not qualify as an “involuntary” separation from service pursuant to guidance issued under Section 409A, the above payment will be paid to Executive in one lump sum on the first day of the seventh month following his separation from service. If Executive dies before he receives the above payment, the Company will distribute the benefits to Executive’s beneficiary as soon as administratively feasible following the date of Executive’s death.

Exhibit 10.9

(d)    In the event that it shall be determined by the Company’s public accounting firm that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this Section 9(c) (a “Payment”)), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any amendment, replacement or similar provision thereto, or any interest or penalties are incurred by Executive (other than interest or penalties incurred as a result of Executive’s failure promptly to file appropriate tax returns or amended tax returns after notification of such determination by the Company’s public accounting firm) with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive within 30 days following such determination or such occurrence, as the case may be, an additional payment (a “Gross Up Payment”) in an amount such that after payment by Executive of the Excise Tax imposed upon the Gross-Up Payment, Executive will retain an amount equal to the amount he would have retained had no Excise Tax been imposed.

10.   Confidentiality. Executive covenants and agrees that he will not at any time during or after the end of the Term, without written consent of the Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, “Confidential Information” of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information and plans as well as papers, resumes and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive’s employment with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged. Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

11.	Nonsolicitation and Noninterference.

(a)    Customers and Suppliers. While employed by the Company and for a one-year period thereafter, Executive will not, directly or indirectly, solicit or influence or attempt to solicit or influence any current or prospective customer, client, vendor or supplier of the Company or any of its affiliates or subsidiaries to divert their business to any Competitor (as defined below) of the Company (whether or not exclusive) or otherwise terminate his or its relationship with the Company.

Exhibit 10.9

(b)	Employees.

(i)     Executive recognizes that, as a result of Executive’s association with the Company, he will possess confidential information about other employees or consultants of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and their interpersonal relationships with customers. Executive acknowledges and agrees that the information he possesses or will possess about these other employees or consultants is not generally known, is of substantial value to the Company and its affiliates and subsidiaries in developing its business and in securing and retaining customers, and is, will be or may be known to Executive because of his employment with the Company.

(ii)     Accordingly, Executive agrees that, while employed by the Company and for a one-year period thereafter, Executive will not, directly or indirectly, induce, solicit or recruit any employee or consultant of the Company or its subsidiaries or affiliates or any individual that served as an employee or a consultant of the Company or its subsidiaries or affiliates in the past 12 months for the purpose of (A) being employed by or providing services to Executive or by any Competitor of the Company or (B) causing such individual to terminate his or her employment relationship with the Company for any purpose or no purpose.

(iii)   For purposes of this Agreement, a “Competitor” will mean any other entity or person that provides or proposes to provide yellow pages listing services on the Internet.

(iv)   the provisions of Sections 11(a) and (b) above shall not apply in the event that this Agreement is terminated pursuant to Sections 8(a)(v) or (vi) above.

12.    Rights and Remedies upon Breach. In the event that Executive breaches, or threatens to breach, any of the material agreements or material covenants set forth herein, the Company will have the right and remedy to seek to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the confidentiality, nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and that money damages would not provide an adequate remedy at law to the Company.

13.    Dispute Resolution. Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, including Executive’s employment or termination of employment with the Company will be resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator will allow for discovery sufficient to adequately arbitrate any claims, including access to essential documents and witnesses; provided further, that the Rules will be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitration will take place in Phoenix, Arizona. The award of the arbitrator with respect to such disagreement, claim or controversy will be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision will be enforceable in any court of competent jurisdiction and will be binding on the parties hereto. The remedies available in arbitration will be identical to those allowed at law. The arbitrator will be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law. The Company and Executive each will pay its or his own attorneys’ fees and costs in any such arbitration, provided that, the Company will pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

Exhibit 10.9

14.	Binding Agreement.

(a)    This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, heirs, administrators, successors, distributors, devisees and legatees.

(b)    In addition to any obligations imposed by law, any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company, is bound by this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.    Disclosure Obligations. During the Term, Executive agrees to make prompt and full disclosure to the Company of any change of facts or circumstances that may affect Executive’s obligations undertaken and acknowledged herein, and Executive agrees that the Company has the right to notify any third party of the existence and content of Executive’s obligations hereunder.

16.    Return of Company Property. Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

17.    Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement otherwise.

18.    Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

19.    Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

Exhibit 10.9

To Executive at:

Daniel L. Coury, Sr.
_______________
_______________
_______________

To the Company at:

YP Corp
Suite 105
4840 E Jasmine Street
Mesa, AZ 85205-3321
Phone: (480) 860-0011
Fax: (480) 325-1257
Attention: Chief Financial Officer

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered. Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed. Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of this Section.

20.    Severability. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be constructed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

21.    Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

22.    Each Party the Drafter. This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

23.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflicts of laws principles.

24.    Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

Exhibit 10.9

25.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26.    Indemnification. Company shall indemnify, hold harmless and defend Executive for all acts or omissions taken or not taken by Executive while performing services for Company upon the terms and conditions set forth in the Company’s bylaws. At all times during the Term, Company shall maintain an insurance policy covering all Officers and Directors of the Company against third party claims and lawsuits, and Company shall ensure that Executive shall be covered by such policy upon terms and conditions no less favorable to Executive than the terms and conditions governing the coverage accorded to such other Officers and Directors.

27.    Interrelation with 2003 Stock Plan. To the extent any term of this Agreement conflicts with any term of the 2003 Stock Plan, the terms of this Agreement shall control.

28.    Executive’s Right to Audit Financial Records. Executive shall have the right, both during and after his employment, to review and/or receive copies of the financial and business records of the Company to the extent necessary to ensure compliance with the terms of this Agreement.

[Signature Page Follows]

Exhibit 10.9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

YP CORP., a Nevada corporation	EXECUTIVE

/s/ Gary Perschbacher	/s/ Daniel L. Coury, Sr
Gary Perschbacher	Daniel L. Coury, Sr.
Chief Financial Officer

[DANIEL COURY EMPLOYMENT AGREEMENT]